Exhibit (d)(22)(ii)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING PARTNERS, INC.

OPERATING EXPENSE LIMITS

Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)
	Adviser Class	Initial Class	Service Class	Service 2 Class

ING American Century Small-Mid Cap Value Portfolio Initial Term Expires May 1, 2008 Initial Term for Service 2 Class Expires May 1, 2010	1.52%	1.02%	1.27%	1.42%

ING Columbia Small Cap Value Portfolio Initial Term Expires May 1, 2007 Initial Term for Service 2 Class Expires May 1, 2010	1.65%	1.15%	1.40%	1.55%

ING Global Bond Portfolio (formerly, ING Oppenheimer Global Strategic Income Portfolio) Initial Term Expires May 1, 2012	1.04%	0.54%	0.79%	0.94%

ING Pioneer High Yield Portfolio[1] Term Expires May 1, 2011 Initial Term for Service 2 Class Expires May 1, 2011	1.21%	0.71%	0.96%	1.15%

[1]

The extension of the term for ING Pioneer High Yield Portfolio through May 1, 2011 is effective September 6, 2008 and is contingent upon the shareholder approval of the merger of ING VP High Yield Bond Portfolio into ING Pioneer High Yield Portfolio.

Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)

	Adviser Class	Initial Class	Service Class	Service 2 Class

ING Templeton Foreign Equity Portfolio Term Expires May 1, 2010 Initial Term for Service 2 Class Expires May 1, 2010	1.48%	0.98%	1.23%	1.38%

/s/ HE
HE

Effective Date: January 21, 2011

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.